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                                                                   Exhibit a(3)

                      TT INTERNATIONAL U.S.A. FEEDER TRUST

                                     FORM OF
                       DESIGNATION OF SERIES OF SHARES OF
                     BENEFICIAL INTEREST (WITHOUT PAR VALUE)

         Pursuant to Section 6.9 of the Declaration of Trust, dated as of May 26, 2000 (the "Declaration of Trust"), of TT International U.S.A. Feeder Trust (the "Trust"), the undersigned, being at least a majority of the Trustees of the Trust hereby amend and restate the Trust's existing Establishment and Designation of Series of Shares of Beneficial Interest (without par value) in order to redesignate one series of the Trust. No changes to the special and relative rights of the existing series are intended by this amendment and restatement.

         1. The series shall be as follows:

            The series of the Trust previously designated as "TT EAFE Mutual Fund" shall be redesignated as "TT Active International Mutual Fund."

            The other existing series of the Trust shall be designated as "TT Europe Mutual Fund."

         2. Each series shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares (as defined in the Declaration of Trust) of each series. Each Share of each series shall be redeemable, shall be entitled to one vote (or a fraction thereof in respect of a fractional share) on matters on which Shares of that series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of a series, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that series, unless otherwise required by law.

         3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall have been deemed effectively acted upon with respect to each series as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and the Declaration of Trust.

         4. The assets and liabilities of the Trust shall be allocated to each series as set forth in Section 6.9 of the Declaration of Trust.

         5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.

         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the ___ day of _________, 2002.


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John A. Benning                                 Peter O. Brown
As trustee and not individually                 As trustee and not individually


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Robert W. Uek                                   David J.S. Burnett
As trustee and not individually                 As trustee and not individually